EXHIBIT 3
                                    ---------

                             STOCKHOLDERS AGREEMENT

            THIS STOCKHOLDERS AGREEMENT, dated as of January 31, 2005 (this "Agreement"), is entered into by and between JQH Acquisition LLC ("Bidder") and [___________] ("Stockholder").

            WHEREAS, as of the date hereof, Stockholder is the direct or indirect beneficial owner of the shares of the Class A Common Stock, par value $.01 per share (the "Common Stock"), of John Q. Hammons Hotels, Inc., a Delaware corporation (the "Company"), described in the form Schedule 13D of "JQH Shareholders for Fair Play" originally filed with the Securities and Exchange Commission on October 26, 2004, as the same from time to time may be amended, currently [___] shares (the "Shares");

            WHEREAS, the parties understand pursuant to public announcements that the Special Committee of the Board of Directors of the Company (the "Special Committee") granted to Barcelo Crestline Corporation an exclusive period of time within which to negotiate to acquire all of the outstanding shares of the Common Stock, which period shall expire on January 31, 2005;

            WHEREAS, the Bidder intends, not later than January 31, 2005, to deliver to the Special Committee a written proposal stating Bidder's willingness to commence the Offer (defined below) subject only to the Conditions (defined below) to purchase either all (in the case of a non-tender offer transaction) or any and all of the Company's Common Stock (which Offer may include Common Stock owned by the Company's founder, Mr. John Q. Hammons or his trusts and affiliates (collectively, "Mr. Hammons"), pursuant to an agreement between the Bidder and Mr. Hammons which may include, inter alia, arrangements involving limited partnership interests of John Q. Hammons Hotels, LP, a Delaware limited partnership (the "Partnership") owned by Mr. Hammons and other terms relating to Mr. Hammons (the "Hammons Agreement")); and

            WHEREAS, subject to the satisfaction of the Bidder's obligations contained herein, the Stockholder agrees to support the Bidder's Offer during the term of this Agreement, upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein the parties hereto agree as follows:


                                    ARTICLE I
                              BIDDER'S OBLIGATIONS.
                              --------------------

            Section 1.01 The Bidder intends, not later than January 31, 2005, to deliver to the Special Committee, in writing, a notification of the Bidder's willingness to commence the Offer as promptly as practicable. As used herein, the term "Offer" means a fully-financed (i.e., not contingent on financing), bona fide offer by the Bidder to purchase or otherwise acquire (whether by tender offer, merger or otherwise) either all (in the case of a non-tender offer transaction) or any and all of the Common Stock of the Company at a purchase price, gross to the transferee, of not less than $24.00 per share, subject to the conditions described below.

            Section 1.02 The Offer may be made subject only to the Conditions. The term "Conditions" as used herein means:

            (a) that the Company's prior public filings are materially accurate;

            (b) that all governmental and other required consents and approvals, if any, shall have been obtained, including without limitation approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

            (c) the execution on terms satisfactory to the Bidder of the Hammons Agreement;

            (d) approval of the Offer by the Company's Board of Directors (the "Board") and, if legally required or if required by the Board or any committee thereof formed for the purposes of evaluating the Offer, the requisite percentage of the Company's stockholders; and

            (e) such material adverse change condition as may be mutually agreeable to the Company and Bidder.


                                   ARTICLE II
                           STOCKHOLDER'S OBLIGATIONS.
                           -------------------------

            Section 2.01 Subject to the Bidder's delivery of the Offer pursuant to Article 1 above and the Bidder's continued compliance with the terms and conditions contained herein, the Stockholder shall, during the Term hereof (defined below):

            (a) advise the Special Committee, the Company's Board of Directors and Mr. Hammons and their respective representatives, of the Stockholder's support of the Bidder's Offer; and

            (b) vote in favor of the Bidder's Offer and against any other acquisition proposal or other proposals which are inconsistent with or detrimental to the expeditious consummation of Bidder's Offer.

            Section 2.02 In the event the Stockholder sells Shares pursuant to an Offer made during the Term to the Bidder or a third party pursuant to a tender offer, merger or other share sale program open generally to all holders of Common Stock made during the Term (other than Mr. Hammons, if so elected by the Bidder) (a "Share Sale") at a price (the "Share Sale Price") above $24.00 per share (which price shall not be reduced or offset by Stockholder's expenses), the Stockholder will concurrently with the Share Sale pay to the Bidder, as set forth herein, an amount equal to 20% of the Share Sale Price above $24.00 per share for each Share sold by the Stockholder in the Share Sale (the "Premium"); provided that in the event that the Stockholder is entitled to participate in a Share Sale but elects not to do so, then within 5 days following consummation of such Share Sale, the Stockholder shall pay to the Bidder an amount equal to the Premium for each Share which the Stockholder elects not to include in such Share Sale. The Stockholder shall pay to the Bidder, in the Stockholder's discretion, the Premium (i) in cash, (ii) in Shares, with the Shares valued at the Share Sale Price, provided that such Shares shall be delivered to the Bidder with sufficient time to permit the Bidder to participate in the Share Sale with respect to such Shares (and provided that the Bidder is entitled to so participate); otherwise the Stockholder will tender such Shares into the Share Sale on the Bidder's behalf and deliver the proceeds thereof to the Bidder, or (iii) any combination of (i) or (ii).

            Section 2.03 Notwithstanding the foregoing, the Stockholder may purchase additional shares of Common Stock (which stock shall thereupon be deemed Shares for purposes of this Agreement) or transfer any or all of the Shares to one or more persons other than in a Share Sale; provided that no such transfers shall be made if the effect would be to result in more than 10 stockholders in the aggregate having entered into agreements to support Bidder's Offer; and further provided, that each such person acquiring Shares shall be bound by the terms and conditions of this Agreement with respect to the Shares so acquired; further provided that prior to consummating such transfer, the Stockholder shall have provided the Bidder with written evidence that each such person acquiring Shares has agreed to be so bound, along with the name, address and phone number of each such person; and further provided that Stockholder shall be responsible for any breach of this Agreement by any such transferee.

            Section 2.04 This Agreement shall terminate (the "Term"):

            (a) ab initio and be of no effect in the event the Bidder fails to deliver to the Special Committee notification of Bidder's willingness to commence the Offer, in accordance with Section 1.01 hereof, on or prior to January 31, 2005; and

            (b) unless extended pursuant to (c) below, April 29, 2005 (the "Initial Term").

            (c) Bidder may request that the Stockholder extend this Agreement beyond the Initial Term, and the Stockholder shall be obligated to so extend, if
(x) the Bidder, Mr. Hammons and the Company are engaged in good faith, bona fide negotiations and the Bidder reasonably believes that it is likely to negotiate successfully (i) a definitive agreement with the Company and (ii) the Hammons Agreement or (y) the Bidder wishes and is prepared to pursue such good faith, bona fide negotiations and has sought and is continuing to seek with Mr. Hammons and the Company such good faith, bona fide negotiations, but either or both of Mr. Hammons and the Company have refused or failed to respond or negotiate in good faith. Upon such request and assuming the conditions in (x) or (y) above are satisfied, the Term of the Agreement shall be extended to the earlier of the following to occur (the "Extension Term"):

            (i) if the Bidder successfully consummates a definitive agreement with the Company and the Hammons Agreement, the closing date for such transaction; and

            (ii) October 31, 2005.

            (d) notwithstanding the forgoing, this Agreement shall automatically terminate and be of no further effect if the Bidder, in its sole discretion, withdraws or abandons the Offer, in which case the Bidder agrees and covenants to immediately notify the Stockholder of such withdrawal or abandonment.

            (e) In the event that the Bidder wishes and is prepared to pursue good faith, bona fide negotiations and has sought and is continuing to seek with Mr. Hammons and the Company such good faith, bona fide negotiations, but either or both of Mr. Hammons and the Company have refused or failed to respond or negotiate in good faith, the Stockholder shall use reasonable, good faith efforts to encourage the Company and Mr. Hammons to engage in such negotiations.

            Section 2.05 If the Bidder requests that the Stockholder extend the Term of the Agreement pursuant to Section 2.04(c) above, the Bidder shall deliver to the Stockholder prior to the expiration of the Initial Term information regarding (a) the status of the Bidder's good faith, bona fide negotiations with the Company and Mr. Hammons with respect to completion of a definitive agreement and the Hammons Agreement, (b) the Bidder's intention to commence the Offer as promptly as practicable and (c) such other information regarding the Offer and a Share Sale as the Stockholder may reasonably request in support of the Bidder's representations under Section 2.04(c).


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.
                 ---------------------------------------------

            The Stockholder hereby represents and warrants to the Bidder as of the date hereof as follows:

            Section 3.01 Organization. If the Stockholder is a corporation, limited liability company or limited partnership, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

            Section 3.02 Authorization; Validity of Agreement; Necessary Action. The Stockholder has all necessary power and authority, and if an individual, capacity, to execute and deliver this Agreement and to perform his, her or its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action and no other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him, her or it in accordance with its terms.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BIDDER.
                    ----------------------------------------

            The Bidder hereby represents and warrants to Stockholder as of the date hereof as follows:

            Section 4.01 Organization. The Bidder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            Section 4.02 Corporate Authorization; Validity of Agreement; Necessary Action. The Bidder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Bidder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Bidder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by if of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bidder, and constitutes the legal, valid and binding obligation of Bidder, enforceable against Bidder in accordance with its terms.

                                   ARTICLE V
                                 MISCELLANEOUS.
                                 -------------

            Section 5.01 Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            Section 5.02 Amendment and Modification. This Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties hereto.

            Section 5.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as it may specify by like notice):

            (a)   if to Bidder:


                  JQH Acquisition LLC
                  152 West 57th Street
                  56th Floor
                  New York, NY 10023

                  with a copy to:

                  Kaye Scholer LLP
                  70 West Madison Street
                  Suite 4100
                  Chicago, IL 60602
                  Attention: Gary R. Silverman
                  Fax No: (312) 583-2530

            (b)   if to Stockholder, to:

                  _______________
                  _______________
                  _______________
                  _______________

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center
                  New York, New York 10281
                  Attention: Gerald A. Eppner
                  Fax No.: (212) 504-6666

            Section 5.04 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 31, 2005.

            Section 5.05 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 5.06 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement, dated as of January 4, 2005, between Stockholder and/or its affiliates and Bidder and/or its affiliates, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            Section 5.08 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

            Section 5.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, the Stockholder may as set forth in Section
2.03 above transfer the Shares subject to the acquirer's acquiescence to the terms of this Agreement and provided, further, the Bidder may assign any or all of its rights, interests and obligations hereunder to any of its affiliates provided that no such assignment shall relieve Bidder from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

            Section 5.10 Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts. For purposes of implementing the foregoing, Stockholder hereby appoints Corporation Services Company, and Bidder hereby appoints CT Corporation, as agent to service of process in the State of Delaware in connection with this Agreement.

            Section 5.11 EACH PARTY HERETO HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

            Section 5.12 No Broker's Fees. No broker, finder, investment banker or other person is entitled to any broker's, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

            Section 5.13 Neutral Construction. The language of this Agreement shall be deemed to be the language mutually chosen by the Stockholders and the Bidder and no doctrine of construction shall be applied against any party.

            Section 5.14 Injunction. The parties acknowledge and agree that Bidder and Stockholder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Bidder or Stockholder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

            Section 5.15 Acknowledgement. Stockholder and Bidder each acknowledge that the other may possess material non-public information not known to the Stockholder regarding or relating to the Company or the Common Stock, whether obtained from the Company under an agreement of confidentiality or otherwise, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or plans of the Company or plans for the Company, and that such information may be material to the value of the Common Stock; and Stockholder and Bidder each further acknowledge that it has not requested any such information and agrees that neither party nor its affiliates shall have any liability whatsoever (and hereby waives and releases all claims that it may otherwise have) with respect to the non-disclosure of such information, whether before or after the date of this letter.

            IN WITNESS WHEREOF, Bidder and Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                    STOCKHOLDER

                                    By:
                                         -------------------------------
                                         Name:
                                         Title:

                                    BIDDER

                                    By:
                                         -------------------------------
                                         Name:
                                         Title: